Exhibit 16.1

November 17, 2009

Securities and Exchange Commission
100 F Street, NE
Washington, DC  20549
USA

Dear Ladies and Gentlemen,

We are the former independent auditors for Sungro Minerals, Inc., a Nevada corporation (the “Company”).  We have read the Company’s current report on Form 8-K dated November 17, 2009 (the “Form 8-K”) and are in agreement with the disclosures regarding our firm as included in the Form 8-K to be filed with the Securities and Exchange Commission.  We have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,

/s/ MacKay LLP

MACKAY LLP
Chartered Accountants